Exhibit 99.6

FOR IMMEDIATE RELEASE	CONTACT:	David Tinkham
Chief Financial Officer
(312) 917-4288

HORIZON GROUP PROPERTIES RESTRUCTURES LOANS

(Chicago, Illinois – May 30, 2003) — Horizon Group Properties, Inc. (HGP) (NASDAQ: HGPI), an owner, operator and developer of factory outlet and power centers, today announced that it had restructured three loans which had been in default since October 2001.  The restructuring included the acquisition of the loans secured by its outlet centers in Daleville, Indiana and Somerset, Pennsylvania and the reinstatement of the loan secured by its center in Tulare, California for a total payment by HGPI of $1.98 million.

The loans that HGPI purchased had an aggregate principal balance of $13.2 million, excluding accrued interest and penalties, at the time of acquisition.  The restructuring of the loan secured by HGPI’s center in Tulare, California resulted in the immediate forgiveness of  $798,000 of accrued penalties and default interest.  An additional $448,000 of accrued interest will be forgiven after HGPI makes the scheduled debt service payments through September 2003. The Tulare loan has a current principal balance of $8.96 million, bears interest at the rate of 8.46%, amortizes over a 25 years and matures in August 2009.

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HORIZON GROUP PROPERTIES

RESTRUCTURES LOANS

HGPI will report a gain in the second quarter of 2003 of approximately $11.0 million as a result of the restructuring of the loans.  The funds used to accomplish the restructuring were loaned to HGPI by an affiliate of Howard M. Amster, a director and significant shareholder of HGPI.  HGPI is also in negotiations to sell the centers in Daleville and Somerset.

“The restructuring allows us to continue to focus our efforts on our center in Tulare, California,” said Gary J. Skoien, Chairman, President and Chief Executive Officer of Horizon Group Properties.  “Tulare continues to produce increasing sales and retailer interest.  We are currently expanding this center with Nike as the anchor tenant. Acquiring the loans on Daleville and Somerset also allows us to explore other opportunities for these two centers.”

Based in Chicago, Illinois, Horizon Group Properties, Inc. has 11 factory outlet centers and one power center in 9 states totaling more than 2.6 million square feet.

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Safe Harbor Statement: The statements contained herein, which are not historical facts, are forward-looking statements based upon economic forecasts, budgets, and other factors which, by their nature, involve known risks, uncertainties and other factors which may cause the actual results, performance or achievements of Horizon Group Properties, Inc. to be materially different from any future results implied by such statements.  In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, competitive factors, interest rates and other risks inherent in the real estate business.  For further information on factors which could impact the Company and the statements contained herein, reference is made to the Company’s filings with the Securities and Exchange Commission.